U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                        COMMISSION FILE NUMBER 333-82786

(CHECK  ONE):
[ ]  FORM  10-K  AND  FORM  10-KSB    [ ]  FORM  11-K
[ ]  FORM  20-F   [X]  FORM  10-Q  AND  FORM  10-QSB   [ ]  FORM  N-SAR

     FOR  PERIOD  ENDED:      MARCH  31,  2003
                           ----------------------

[ ]  TRANSITION  REPORT  ON  FORM  10-K  AND  FORM  10-KSB
[ ]  TRANSITION  REPORT  ON  FORM  20-F
[ ]  TRANSITION  REPORT  ON  FORM  11-K
[ ]  TRANSITION  REPORT  ON  FORM  10-Q  AND  FORM  10-QSB
[ ]  TRANSITION  REPORT  ON  FORM  N-SAR

     FOR  THE  TRANSITION  PERIOD  ENDED:

     READ  ATTACHED  INSTRUCTION  SHEET  BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:

                                     PART I
                             REGISTRANT INFORMATION

FULL  NAME  OF  REGISTRANT            HARTVILLE  GROUP,  INC.
                                    ----------------------------

FORMER  NAME  IF  APPLICABLE


ADDRESS  OF  PRINCIPAL  EXECUTIVE
 OFFICES (STREET AND NUMBER)     7551 NORTH MAIN STREET

CITY,  STATE  AND  ZIP  CODE      NORTH  CANTON,  OHIO   44720

                                    PART II
                             RULE 12B-25(B) AND (C)

     IF  THE  SUBJECT  REPORT  COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR
EXPENSE  AND  THE  REGISTRANT  SEEKS  RELIEF  PURSUANT  TO  RULE 12B-25 (B), THE
FOLLOWING  SHOULD  BE  COMPLETED.  (CHECK  APPROPRIATE  BOX)

/X/ (A) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;
/X/ (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT ON FORM 10-K, 10-KSB, 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, 10-QSB, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND
/ / (C) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.

                                    PART III
                                    NARRATIVE

     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 10-KSB, 11-K. 20-F, 10-Q, 10-QSB, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED.)

The registrant has experienced delays in completing its financial statements for the quarter ended March 31, 2003 as the Company's auditor has not been given sufficient time to review the financial statements. As a result, the registrant is delayed in filing its Form 10-QSB for the quarter ended March 31, 2003.

                                    PART IV
                                OTHER INFORMATION




(1)     NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO  CONTACT  IN REGARD TO THIS
NOTIFICATION

      DAVID  LOEV                    713                   524-4110
------------------------          ---------          ---------------------
        (NAME)                  (AREA  CODE)           (TELEPHONE  NUMBER)

(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                                               [X]  YES  [ ]  NO


(3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                                               [ ]  YES  [X]  NO
IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.


                              HARTVILLE GROUP, INC.
                       ----------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

DATE      MAY  15,  2003                BY    /S/ W. RUSSELL SMITH III
    -------------------------               ------------------------------------
                                             W.  RUSSELL  SMITH  III,  PRESIDENT

INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.

                                    ATTENTION

     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. THIS FORM IS REQUIRED BY RULE 12B-25 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.
2. ONE SIGNED ORIGINAL AND FOUR CONFORMED COPIES OF THIS FORM AND AMENDMENTS THERETO MUST BE COMPLETED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, IN ACCORDANCE WITH RULE 0-3 OF THE GENERAL RULES AND REGULATIONS UNDER THE ACT. THE INFORMATION CONTAINED IN OR FILED WITH THE FORM WILL BE MADE A MATTER OF THE PUBLIC RECORD IN THE COMMISSION FILES.
3. A MANUALLY SIGNED COPY OF THE FORM AND AMENDMENTS THERETO SHALL BE FILED WITH EACH NATIONAL SECURITIES EXCHANGE ON WHICH ANY CLASS OF SECURITIES OF THE REGISTRANT IS REGISTERED.
4. AMENDMENTS TO THE NOTIFICATION MUST ALSO BE FILED ON FORM 12B-25 BUT NEED NOT RESTATE INFORMATION THAT HAS BEEN CORRECTLY FURNISHED. THE FORM SHALL BE CLEARLY IDENTIFIED AS AN AMENDED NOTIFICATION.